Exhibit 99.1

Netlist Reports Full Year and Fourth Quarter 2023 Results

IRVINE, CALIFORNIA, February 13, 2024 - Netlist, Inc. (OTCQB: NLST) today reported financial results for the full-year and fourth quarter ended December 30, 2023.

Fourth Quarter 2023 Highlights:

•	Net product sales for the fourth quarter of 2023 increased by 100% compared to the third quarter of 2023.

•	Net product sales for the fourth quarter of 2023 increased by 54% to $33.4 million compared to $21.7 million from the same quarter one year ago.

“Netlist delivered strong revenue gains in the fourth quarter and is well positioned for continued growth in 2024,” said Chief Executive Officer, C.K. Hong. “We continue to make significant investments in protecting our intellectual property which is increasingly being incorporated into memory products that power AI computing. We look forward to the trials in 2024 against Micron and Samsung.”

Net sales for the fourth quarter ended December 30, 2023 were $33.4 million, compared to net sales of $21.7 million for the fourth quarter ended December 31, 2022. Gross profit for the fourth quarter ended December 30, 2023 was $1.2 million, compared to a gross profit of $1.6 million for the fourth quarter ended December 31, 2022.

Net sales for the full year ended December 30, 2023 were $69.2 million, compared to net sales of $161.6 million for the full year ended December 31, 2022. Gross profit for the full year ended December 30, 2023 was $2.4 million, compared to a gross profit of $11.9 million for the full year ended December 31, 2022.

Net loss for the fourth quarter ended December 30, 2023 was ($13.2) million, or ($0.05) per share, compared to a net loss of ($12.9) million in the same period of prior year, or ($0.06) per share. These results include stock-based compensation expense of $0.9 million and $0.9 million for the quarters ended December 30, 2023 and December 31, 2022, respectively.

Net loss for the full year ended December 30, 2023 was ($60.4) million, or ($0.25) per share, compared to a net loss in the prior year period of ($33.4) million, or ($0.14) per share. These results include stock-based compensation expense of $4.3 million and $3.2 million for the full year ended December 30, 2023 and December 31, 2022, respectively.

As of December 30, 2023, cash, cash equivalents and restricted cash was $52.8 million, total assets were $72.8 million, working capital was $22.3 million, and stockholders’ equity was $23.8 million.

Conference Call Information

C.K. Hong, Chief Executive Officer, and Gail Sasaki, Chief Financial Officer, will host an investor conference call today, February 13, 2024 at 12:00 p.m. Eastern Time to review Netlist’s results for the fourth quarter ended December 30, 2023. The live webcast and archived replay of the call can be accessed for 90 days in the Investors section of Netlist’s website at www.netlist.com.

About Netlist

Netlist is a leading innovator in memory and storage solutions, pushing the boundaries of technology to deliver unparalleled performance and reliability. With a rich portfolio of patented technologies, Netlist has consistently driven innovation in the field of cutting-edge enterprise memory and storage, empowering businesses and industries to thrive in the digital age. To learn more about Netlist, please visit www.netlist.com.

Safe Harbor Statement

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements other than historical facts and often address future events or Netlist's future performance. Forward-looking statements contained in this news release include statements about Netlist's ability to execute on its strategic initiatives. All forward-looking statements reflect management's present expectations regarding future events and are subject to known and unknown risks, uncertainties and other factors that could cause actual results to differ materially from those expressed in or implied by any forward-looking statements. These risks, uncertainties and other factors include, among others: risks that Samsung will appeal the final judgment by the trial court, which could cause a lengthy delay in Netlist’s ability to collect the damage award or overturn the verdict or reduce the damages award; risks that the Ninth Circuit ruling or the re-trial of its contractual breach claims against Samsung in the Central District of California will adversely affect Netlist’s ability to defend the final judgment on appeal; risks that Netlist will suffer adverse outcomes in its pending litigation against Micron, Samsung and Google; risks related to Netlist's plans for its intellectual property, including its strategies for monetizing, licensing, expanding, and defending its patent portfolio; risks associated with patent infringement litigation initiated by Netlist, or by others against Netlist, as well as the costs and unpredictability of any such litigation; risks associated with Netlist's product sales, including the market and demand for products sold by Netlist and its ability to successfully develop and launch new products that are attractive to the market; the success of product, joint development and licensing partnerships; the competitive landscape of Netlist's industry; and general economic, political and market conditions, including quarantines, factory slowdowns and/or shutdowns. The military conflict between Russia and Ukraine may increase the likelihood of supply interruptions. All forward-looking statements reflect management's present assumptions, expectations and beliefs regarding future events and are subject to known and unknown risks, uncertainties and other factors that could cause actual results to differ materially from those expressed in or implied by any forward-looking statements. These and other risks and uncertainties are described in Netlist's annual report on Form 10-K for its most recently completed fiscal year filed on February 28, 2023, and the other filings it makes with the U.S. Securities and Exchange Commission from time to time, including any subsequently filed quarterly and current reports. In light of these risks, uncertainties and other factors, these forward-looking statements should not be relied on as predictions of future events. These forward-looking statements represent Netlist's assumptions, expectations and beliefs only as of the date they are made, and except as required by law, Netlist undertakes no obligation to revise or update any forward-looking statements for any reason.

(Tables Follow)

For more information, please contact:
The Plunkett Group	Netlist, Inc.
Mike Smargiassi	Gail M. Sasaki
NLST@theplunkettgroup.com	Chief Financial Officer
(212) 739-6729	(949) 435-0025

Netlist, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(in thousands)

	(unaudited)
	December 30,	December 31,
	2023	2022
ASSETS
Current assets:
Cash and cash equivalents	$40,445	$25,011
Restricted cash	12,400	18,600
Accounts receivable, net	4,562	8,242
Inventories	12,031	10,686
Prepaid expenses and other current assets	441	1,308
Total current assets	69,879	63,847

Property and equipment, net	770	1,138
Operating lease right-of-use assets	1,590	2,043
Other assets	560	295
Total assets	$72,799	$67,323

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$39,831	$28,468
Revolving line of credit	3,844	4,935
Accrued payroll and related liabilities	1,346	1,588
Accrued expenses and other current liabilities	2,569	2,635
Long-term debt due within one year	—	447
Total current liabilities	47,590	38,073
Operating lease liabilities	1,213	1,744
Other liabilities	237	270
Total liabilities	49,040	40,087

Commitments and contingencies

Stockholders' equity:
Preferred stock	—	—
Common stock	254	233
Additional paid-in capital	307,328	250,428
Accumulated deficit	(283,823)	(223,425)
Total stockholders' equity	23,759	27,236
Total liabilities and stockholders' equity	$72,799	$67,323

Netlist, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations (Unaudited)

(in thousands, except per share amounts)

	Three Months Ended		Year Ended
	December 30,	December 31,	December 30,	December 31,
	2023	2022	2023	2022
Net sales	$33,433	$21,655	$69,205	$161,637
Cost of sales(1)	32,279	20,054	66,812	149,745
Gross profit	1,154	1,601	2,393	11,892
Operating expenses:
Research and development(1)	2,340	2,945	9,164	10,624
Intellectual property legal fees	9,664	8,705	42,572	20,421
Selling, general and administrative(1)	2,899	2,918	12,414	14,347
Total operating expenses	14,903	14,568	64,150	45,392
Operating loss	(13,749)	(12,967)	(61,757)	(33,500)
Other income, net:
Interest income, net	460	19	1,300	57
Other income, net	46	—	60	74
Total other income, net	506	19	1,360	131
Loss before provision for income taxes	(13,243)	(12,948)	(60,397)	(33,369)
Provision for income taxes	—	—	1	1
Net loss	$(13,243)	$(12,948)	$(60,398)	$(33,370)

Loss per common share:
Basic and diluted	$(0.05)	$(0.06)	$(0.25)	$(0.14)
Weighted-average common shares outstanding:
Basic and diluted	253,547	232,367	244,118	231,487

(1) Amounts include stock-based compensation expense as follows:

Cost of sales	$20	$22	$110	$63
Research and development	184	229	875	903
Selling, general and administrative	715	599	3,352	2,248
Total stock-based compensation	$919	$850	$4,337	$3,214